Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Adam Friedman, 212-981-2529, ext 18

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER RESULTS

EPS Increases 31% to $0.59 on a Revenue Increase of 23%

SAN ANTONIO, Texas, July 19, 2006 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the second quarter ended June 30, 2006.

In the second quarter, the Company’s gross revenues totaled $569.2 million, a 23.3% increase from gross revenues of $461.8 million reported for the second quarter ended June 30, 2005.  Net income for the quarter was $14.9 million, or $0.59 per diluted share, compared with net income of $11.2 million, or $0.45 per diluted share, in the quarter ended June 30, 2005.

The Company began recording stock option expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R.  This non-cash expense totaled $931,000 ($581,875 after tax or $0.02 per diluted share) in the second quarter of 2006.

The Company’s truck segment recorded revenues of $543.9 million in the second quarter of 2006, compared to $442.5 million in the second quarter of 2005. The Company delivered 2,695 new heavy-duty trucks, 1,185 new medium-duty trucks and 954 used trucks during the second quarter of 2006, compared to 2,469 new heavy-duty trucks, 681 new medium-duty trucks and 874 used trucks in the second quarter of 2005. Parts, service and body shop sales increased to $104.8 million in the second quarter of 2006 from $86.3 million in the second quarter of 2005.

The Company’s construction equipment segment recorded revenues of $20.2 million in the second quarter of 2006, compared to $16.3 million in the second quarter of 2005.  New and used construction equipment unit sales revenue increased 34.2% to $15.7 million in the second quarter of 2006 from $11.7 million in the second quarter of 2005.  Construction equipment parts, service and body shop sales increased 7.7% to $4.2 million in the second quarter of 2006 from $3.9 million in the second quarter of 2005.

In announcing the results, W. Marvin Rush, Chairman of Rush Enterprises, Inc., said “The second quarter results were very strong and we continue to be confident about Rush’s prospects for the remainder of the year.  2006 is on tract to be a record year for us in terms of truck deliveries and parts, service, body shop and finance and insurance revenues.   As a result, we expect to achieve record profits in 2006.”

Mr. Rush added, “New emissions standards governing diesel engines manufactured after January 1, 2007 will cause a significant decrease in truck deliveries in 2007.  We expect second and third quarter 2007 deliveries to be down more significantly compared to 2006 than first quarter 2007 deliveries.  We expect the market to begin to rebound in the fourth quarter of 2007 and to be followed by strong markets in 2008 and 2009 as customers pre-buy trucks in advance of even more stringent diesel engine emissions standards that will go into effect in 2010.”

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said “We remain committed to growing our medium-duty business and improving our absorption rates.  We have expanded our medium-duty product offering in several locations and have created a dedicated medium-duty sales force.  We sold over 400 medium-duty trucks in the month of June.  When you consider that we only sold 899 medium-duty trucks in all of 2003, it is obvious that our medium-duty efforts are generating positive results.  We expect to sell more than 4,500 medium-duty trucks in 2006. We believe the continued growth of our medium-duty operations will soften the earnings impact that will result from fewer class 8 trucks being sold in 2007.” Rusty Rush added, “I am also very excited about the progress we have made toward reaching our goal of achieving a 110% absorption rate by the end of 2008.  The Company’s absorption rate increased from 104.4 % in the second quarter of 2005, to 109.5% in the second quarter of 2006.  Through June 2006, the Company’s year to date absorption rate was 105.3% compared to 100.5% in the first six months of 2005.”

Conference Call Info.

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 20th, 2006 at 10 a.m. EST/ 9 a.m. CST. Earnings will be reported on Wednesday, July 19th, 2006 after close of market. The call can be heard live by dialing 866-200-5830 (US) or 732-694-1588 (International) and entering the pin code 947572 followed by the # key or via the Internet at www.rushenterprises.com (“Events”) section, www.earnings.com or www.streetevents.com. For those who cannot listen to the live broadcast, the Webcast will be available until August 20th.  The audio replay will be available until August 20th, by dialing 866-206-0173 (US) or 732-694-1571 (International) and entering the conference reference code 179747 followed by the # key.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in

Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, anticipated improvement in the Company’s absorption rates, the Company’s prospects and anticipated results for the remainder of 2006 and 2007 and the impact of diesel emissions standards on the truck market, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND DECEMBER 31, 2005
(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$140,502	$133,069
Accounts receivable, net	58,350	63,473
Inventories	415,553	338,212
Prepaid expenses and other	1,999	1,829
Deferred income taxes, net	4,557	3,856

Total current assets	620,961	540,439

PROPERTY AND EQUIPMENT, net	224,729	196,161

OTHER ASSETS, net	113,027	103,634

Total assets	$958,717	$840,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$374,942	$315,985
Current maturities of long-term debt	24,126	18,807
Current maturities of capital lease obligations	2,651	2,277
Advances outstanding under lines of credit	3,154	2,755
Trade accounts payable	28,575	23,327
Accrued expenses	57,649	51,151

Total current liabilities	491,097	414,302

LONG-TERM DEBT, net of current maturities	123,387	114,345
CAPITAL LEASE OBLIGATIONS, net of current maturities	14,543	14,628
DEFERRED INCOME TAXES, net	23,958	23,339

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2005 and 2006	—	—
Common stock, par value $.01 per share; 40,000,000 class A shares and 10,000,000 class B shares authorized; 16,770,060 class A shares and 7,895,863 class B shares outstanding in 2005; and 17,011,268 class A shares and 8,059,915 class B shares outstanding in 2006	251	247
Additional paid-in capital	168,267	162,603
Retained earnings	137,214	110,770

Total shareholders’ equity	305,732	273,620

Total liabilities and shareholders’ equity	$958,717	$840,234

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
REVENUES:
New and used truck sales	$423,717	$343,940	$787,064	$642,871
Parts and service	112,449	91,990	217,316	174,999
Construction equipment sales	15,706	11,743	30,140	19,719
Lease and rental	10,239	8,387	19,619	16,090
Finance and insurance	5,005	4,073	9,070	7,236
Other	2,122	1,684	3,914	2,945

Total revenues	569,238	461,817	1,067,123	863,860

COST OF PRODUCTS SOLD:
New and used truck sales	393,298	320,481	727,470	598,851
Parts and service	66,068	53,173	128,347	103,179
Construction equipment sales	14,008	10,077	26,706	17,095
Lease and rental	7,898	6,336	15,034	12,038

Total cost of products sold	481,272	390,067	897,557	731,163

GROSS PROFIT	87,966	71,750	169,566	132,697

SELLING, GENERAL AND ADMINISTRATIVE	57,572	47,698	114,228	91,306

DEPRECIATION AND AMORTIZATION	3,106	2,590	6,014	5,003

OPERATING INCOME	27,288	21,462	49,324	36,388

INTEREST EXPENSE, NET	3,518	3,217	7,064	5,711

GAIN ON SALE OF ASSETS	17	22	50	85

INCOME BEFORE INCOME TAXES	23,787	18,267	42,310	30,762

PROVISION FOR INCOME TAXES	8,920	7,032	15,866	11,843

NET INCOME	$14,867	$11,235	$26,444	$18,919

EARNINGS PER COMMON SHARE — BASIC
Net income	$.59	$.47	$1.06	$.79
EARNINGS PER COMMON SHARE — DILUTED
Net income	$.59	$.45	$1.05	$.76

Weighted average shares outstanding:
Basic	24,998	24,064	24,853	23,998

Diluted	25,215	24,855	25,174	24,826